Exhibit 99.1

Mark Penn Named Chief Executive Officer of MDC Partners

The Stagwell Group Makes $100 Million Strategic Equity Investment in the Company

Premium Valuation Reflects Opportunity Ahead

Investment to be Put Toward Reducing Outstanding Borrowings, Strengthening Balance Sheet and Accelerating Strategic Growth

New York, NY, March 15, 2019 (NASDAQ: MDCA) – MDC Partners Inc. (“MDC Partners” or the “Company”) announced today that it has entered into an agreement with The Stagwell Group pursuant to which Stagwell, a private equity firm that manages investments in new media and digital marketing services, has invested $100 million in MDC Partners through the purchase of $50 million in MDC Partners common shares and $50 million non-voting convertible preference shares. In connection with the transaction, industry veteran Mark Penn will join MDC Partners as Chief Executive Officer and a member of its Board of Directors.

This represents the conclusion of the strategic review process and CEO search that were initiated in September, 2018.

Presiding Director of the MDC Partners Board of Directors, Irwin Simon, commented, “After a thorough review process, consultation with our advisors and careful consideration of our objectives, we are delighted to welcome both Mark as CEO of MDC Partners, and The Stagwell Group as a long-term strategic investor. Throughout his career, Mark has proven himself a powerful strategic operator and passionate supporter of agencies. He shares our vision and our values, and his background as a marketer, agency founder, global thought leader and investor will be critical to bolstering our structure, solutions and services.

“At the same time, the financial flexibility and resources provided by this investment will allow for a strengthened capital structure as well as the liquidity to selectively invest behind our world-class talent while focusing on high-priority growth areas. We are thrilled that this investment and Mark’s leadership will help MDC Partners reinforce its position as inspiring change-agent in our industry and home to extraordinary talent.”

“I have admired MDC for a long time and believe wholeheartedly in its mission,” said Mr. Penn. “MDC is home to some of the world’s best creative and strategic talent; strategists with a deep understanding of the way technology and media solutions address the needs of today’s modern marketer. Its agencies share an impressive entrepreneurial culture and the network as a whole is steeped in untapped potential. I am eager to begin applying not only our investment and resources, but also a plan based on my expertise, towards growth and the creation of significant value for our shareholders.”

Mr. Penn brings to MDC Partners over 40 years of experience in research, advertising, public relations, polling and consulting. Before founding The Stagwell Group, Mr. Penn served in senior executive positions at Microsoft, where as Executive Vice President and Chief Strategy Officer, he was responsible for working on core strategic issues across Microsoft's products, value propositions and investments and leading the company's competitive research and analysis. Mr. Penn also oversaw Microsoft’s $2 billion advertising budget. Prior to Microsoft, Mr. Penn was the co-founder and CEO of Penn Schoen Berland, a global market research firm that he built and sold to WPP. At WPP, he also became CEO of Burson-Marsteller, and managed the two companies to record profit growth. Mr. Penn has also served as a senior adviser to global corporate and political leaders including Bill Gates and Steve Ballmer, Bill Ford, U.K. Prime Minister Tony Blair, and Senator Hillary Rodham Clinton and President Bill Clinton.

As CEO of MDC Partners, Mr. Penn will lead all day-to-day operations at MDC.  Upon closing of the transaction, he will continue to oversee investments at The Stagwell Media LP fund.

Terms

The Stagwell Group has purchased 14,285,714 Class A shares of the Company (the “Class A Shares”) for $50 million, or $3.50 per share, which represents an 18% premium to the 30-day average closing price of $2.96 per share. In addition, the Stagwell Group has purchased $50 million of convertible preferred shares with a $5.00 conversion price (the “Preference Shares”). Following the transaction, the Stagwell Group owns approximately 19.5% of the outstanding common equity of the Company. Assuming the full conversion of the Preference Shares into the Company’s Class A shares, the Stagwell Group will own approximately 29.2% of the outstanding equity of the Company. Assuming conversion of both the Stagwell Group Preference Shares and the currently outstanding Goldman Sachs preference shares which were issued in 2017, the Stagwell Group will own approximately 24.8% of the outstanding equity of the Company. The Preference Shares have a liquidation preference that accretes at a rate of 8.0% per annum, compounded quarterly until conversion on the five-year anniversary of the issuance date of the Preference Shares.

MDC Partners expects to use the net proceeds from the investment to pay down existing debt under the Company’s credit facility and for general corporate purposes.

About MDC Partners Inc.
MDC Partners is one of the most influential marketing and communications networks in the world. As “The Place Where Great Talent Lives,” MDC Partners is celebrated for its innovative advertising, public relations, branding, digital, social and event marketing agency partners, which are responsible for some of the most memorable and effective campaigns for the world’s most respected brands. By leveraging technology, data analytics, insights and strategic consulting solutions, MDC Partners drives creative excellence, business growth and measurable return on marketing investment for over 1,700 clients worldwide. For more information about MDC Partners and its partner firms, visit our website at www.mdc-partners.com and follow us on Twitter at http://www.twitter.com/mdcpartners.

Media/Investor Contact:

Alexandra Delanghe

MDC Partners

646-429-1845

adelanghe@mdc-partners.com

Erica Bartsch
Sloane & Company
212-446-1875
IR@mdc-partners.com